UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2007

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-14999	87-0432572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

From Intel Office, 800 meters West, 200 meters North and 300 meters West

City La Ribera de Belen, Heredia, Costa Rica

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (506) 298-1880

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of the Chairman of the Board of Directors

Victor Oconitrillo, a director of Rica Foods, Inc. (the “Company”) and the Company’s wholly-owned, operating subsidiary, Corporación Pipasa, S.A. (“Pipasa”), has resigned from his position as the Company’s chairman of the board of directors, effective June 25, 2007. Mr. Oconitrillo will continue to serve as a director on both boards of directors and as chairman of the Pipasa board of directors. The Company has not yet designated his replacement as chairman of the Company’s board of directors or designated an interim chairman. At such time as the Company appoints a new chairman, it will file updated disclosure with the SEC.

Resignation of a Member of the Board of Directors

Luis Lauredo, a director of the Company and Pipasa has resigned from his position as a member of the boards of directors of the Company and Pipasa, effective June 25, 2007. There is no disagreement between the Company, Pipasa and Mr. Lauredo. The Company and Pipasa have not yet designated his replacement on either board of directors. At such time as the Company or Pipasa appoints a new director, the Company will file updated disclosure with the SEC.

Revocation of the Head of the Pipasa Production Department’s Power of Attorney

Pipasa has revoked the special empowerment of Jose Zamora, Pipasa’s head of the Production Department. Pipasa has restricted Mr. Zamora’s authority by revoking his power to bind Pipasa in production related agreements. Such powers will continue to be exercised by Pipasa’s other empowered officers. Other than the revocation of this authority, Mr. Zamora will continue to function as the head of the Pipasa Production Department.

Removal of Pipasa’s Controller

Pipasa has removed Martin Carmona, Pipasa’s controller, from his current position as head of the accounting department of Pipasa. Mr. Carmona remains as an employee of Pipasa; however, Pipasa has restricted Mr. Carmona’s authority by removing his power of attorney rights to report tax and customs filings, among others. The Company has designated Mrs. Kattia Rodriguez as his permanent replacement.

Appointment of Pipasa’s Controller

In connection with the removal of Mr. Carmona from his position as Pipasa’s controller, Pipasa has appointed Mrs. Kattia Rodriguez as the new controller, effective June 25, 2007. During the last 5 years, Mrs. Rodriguez, age 37, has served in a number of capacities both within the Company and its subsidiaries and for other companies. Until taking the position as the new controller, Mrs. Rodriguez was the Treasury Manager of Pipasa. Before that, she fulfilled the role of Director of Finance of Planeta Dorado S.A.,

Pipasa’s wholly-owned subsidiary formerly engaged in the quick service restaurant segment. Before she joined Pipasa, Mrs. Rodriguez worked for Avícola Core Etuba Ltda as controller, based in Curitiba, Brazil. Mrs. Rodriguez is a Certified Public Accountant and has a Master’s Degree in Finance. Subject to the terms of an oral agreement, Mrs. Rodriguez will receive annual compensation of up to $40,000 and other benefits standard to Company employees. The oral agreement does not provide for any specified length of service.

Termination of In-House Legal Counsel

Based on the work of the Company’s Special Subcommittee of the Audit Committee of the board of directors in charge of the special investigation, Mauricio Marenco has ceased to be employed as the Company’s in-house legal counsel, effective June 25, 2007, and no longer serves in any position with the Company or Pipasa. Until a permanent replacement is designated, the law firm of Hogan & Hartson, LLP will serve as the Company’s outside legal counsel.

Under Costa Rican law, the Company is required to provide Mr. Marenco with severance payments. Mr. Marenco is entitled to receive an aggregate severance payment of up to $125,000.

Item 8.01	Other Events.

Restatement of Financials

As previously disclosed, after completion of the work by the Company’s Special Subcommittee of the Audit Committee of the board of directors in charge of the special investigation, the Company provided that it would consider the extent to which its financial statements should be restated after further consultation with its auditors and advisors. The Audit Committee of the Company has determined that the financial statements in question, dating back to December 1999, should be restated. The Audit Committee of the Company is working with its independent auditors to restate its financial statements in due course and file such restated financial statements with the SEC upon completion.

Collection of Monies

The Company’s board of directors has determined that it is in the best interests of the Company and its stockholders to pursue collection of certain monies owed to the Company by Calixto Chaves, former Chairman and majority stockholder of the Company, his related entities and/or his family. The Company is in the process of determining among other things the amounts owed by Mr. Chaves, his related entities and/or his family.

Broadening the Scope of the Independent Audit

Based on the preliminary results of the previously disclosed special investigation, the Company’s Audit Committee has determined that it is in the best interests of the Company and its stockholders to authorize the Company’s independent auditors to expand the scope of their audit procedures. The scope of the independent audit has been broadened to expand the audit tests performed in all of the main areas of the Company, among others, but specifically in the areas of inventory, accounts receivable, revenue and debt.

Expansion of the Board of Directors

The Company has determined that it is in the best interests of the Company and its stockholders to increase the number of directors on its board of directors by two. To diversify the board of directors, the Company intends to fill the new director positions with independent directors. However, to date, the Company has not filled the two new director positions. At such time as the Company appoints directors to the new positions, it will file updated disclosure with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rica Foods, Inc.
(Registrant)

By:	/s/ Gustavo Barboza
Name:	Gustavo Barboza
Title:	Chief Financial Officer

Dated: June 29, 2007